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                                                                    EXHIBIT 99.1

                      DVI, INC.  FILES FOR REORGANIZATION

                   Appoints Mark Toney of AlixPartners As CEO


Jamison, PA - August 25, 2003 - DVI, Inc. (OTCBB:DVIX) today announced that it and two of its U.S. subsidiaries, DVI Financial Services and DVI Business Credit, have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

DVI elected to file for reorganization as a result of significant financial difficulties stemming from an unsuccessful diversification strategy, unsuccessful integration of business units, decreased profitability, concerns regarding near-term liquidity requirements and the recent discovery of possible accounting irregularities. The Company also announced that a special committee of independent directors has been formed to investigate the possible accounting irregularities.

DVI said that the objective of the Chapter 11 proceeding is to maximize recovery to creditors by facilitating an orderly sale of assets. The Company is currently in discussions with several parties regarding a potential sale.

The Company has retained Latham & Watkins as legal counsel and has appointed AlixPartners as crisis managers. AlixPartners is an internationally recognized firm with expertise in crisis management and turning around troubled companies.

In conjunction with the filing, Michael O'Hanlon, DVI's CEO has resigned and Mark E. Toney, a principal at AlixPartners, was named CEO.

"Our immediate goal is to stabilize the Company's financial situation and utilize the Chapter 11 process to enable us to operate the business as we work to sell the Company's assets," said Mark Toney. "We strongly believe that DVI's considerable asset portfolio will be attractive to the
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market, and we have already had initial discussions with a number of parties that have expressed interest in the Company."

The Company said it is continuing to work toward obtaining Debtor-in-Possession financing, as well as generate cash from within the Company in order to sustain operations while trying to sell its assets.

The case numbers for the Company's filings in the U.S. Bankruptcy Court for the District of Delaware are:

DVI, Inc. 03-12656
DVI Financial Services 03-12657
DVI Business Credit 03-12658

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.

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